Exhibit 10.86

Second Amendment

to

Delta Founder Airline Services Agreement

This Second Amendment to the Delta Founder Airline Services Agreement (this “Second Amendment”), dated as of January 10, 2005, by and between Worldspan, L.P. (“Worldspan”), Worldspan Technologies Inc. (formerly known as Travel Transaction Processing Corporation) (“WTI”) and Delta Air Lines, Inc. (“Delta”) amends the Delta Founder Airline Services Agreement, dated as of June 30, 2003, by and among Worldspan, WTI and Delta, as amended by the Amended and Restated First Amendment to the Delta Founder Airline Services Agreement, dated as of June 4, 2004 by and between Worldspan and Delta (the “Amended and Restated First Amendment”) (as so amended, the “Agreement”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Agreement provides, among other things, that Worldspan will provide certain credits to Delta to be applied against service fee payments due from Delta to Worldspan under the Agreement;

WHEREAS, Worldspan, WTI and Delta entered into the Amended and Restated First Amendment and now desire to enter into this Second Amendment to reflect certain terms and provisions as provided herein;

NOW, THEREFORE, in consideration of the agreements, terms and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.                                       Section 4.4(b)(2) is hereby amended to add the following provision to the end of such section:

“Notwithstanding anything to the contrary contained in this Section 4.4(b)(2), the parties hereto acknowledge and agree that (i) WTI’s claim for indemnification relating to Greek taxes and penalties and books and records violations to the extent set forth in the letter dated September 30, 2004 to Delta, NWA Inc. and American Airlines, Inc. (the “First Greek Tax Indemnity Claim”), (ii) WTI’s claim for indemnification relating to Greek taxes and penalties and books and records violations to the extent set forth in the letter dated January 5, 2005 to Delta, NWA Inc. and American Airlines, Inc. (the “Second Greek Tax Indemnity Claim,” and together with the First Greek Tax Indemnity Claim, the “Greek Tax Indemnity Claims”) and (iii) to the extent not specified in the Greek Tax Indemnity Claims, any other liabilities, obligations, assessments and claims with respect to (v) income taxes, (w) value added taxes, (x) stamp duties, (y) liabilities relating to any violation of the code of books and records and (z) penalties relating to any of the foregoing (collectively, clauses (i)-(iii), the “Taxes and Liabilities”), in each case which is paid by Worldspan or any of its direct or indirect subsidiaries or branches pursuant to any Greek Tax Final Determination (as defined below) shall each be deemed solely for the purposes of this Section 4.4(b)(2) to constitute a Delta Indemnity Claim which is

[**] Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

permitted to be made under the Partnership Interest Partnership Agreement; provided, however, that such Delta Indemnity Claim is only being deemed to be permitted under the Partnership Interest Purchase Agreement for purposes of determining that Worldspan is entitled to recoup the amount of any such Delta Indemnity Claim under this Section 4.4(b)(2) and provided, further, that any such Taxes and Liabilities which are allocable the period following June 30, 2003 shall not constitute a Delta Indemnity Claim.  In the event of any Greek Tax Final Determination, Worldspan shall be entitled to exercise its recoupment rights under this Section 4.4(b)(2) with respect to its obligations to provide Delta FASA Credits or pay FASA Credit Excess Amounts, FASA Credit Payments or Delta Continuing Payments in the aggregate amount equal to any Delta Greek Tax Amount (as defined below) which is paid by WTI, Worldspan or any of its direct or indirect subsidiaries or branches as a Delta Indemnity Claim Amount, without any requirement or obligation on the part of Worldspan to deposit such amount into an escrow account pursuant to the Worldspan/Delta Indemnity Claim Escrow Agreement or any other escrow account and notwithstanding the fact that the Greek Tax Final Determination occurs after September 30, 2004.  Any obligations which are so recouped by Worldspan pursuant to the prior sentence shall be referred to as “Recouped Amounts”; provided, however, that if all or any portion of a Recouped Amount is subsequently reversed, canceled, rejected or otherwise nullified or all or any portion of Recouped Amount is subsequently returned to Delta pursuant to the definition of “Net After-Tax Basis” in the Partnership Interest Purchase Agreement, such amount shall no longer be a Recouped Amount.  The parties acknowledge and agree that there may be more than one Greek Tax Final Determination.  Delta acknowledges and agrees that Delta’s obligation to indemnify WTI with respect to the Greek Tax Indemnity Claim, a Delta Greek Tax Amount or any Greek Tax Final Determination includes the obligation to indemnify Worldspan, L.P.  Notwithstanding the foregoing, in the event of any Greek Tax Final Determination, WTI and Worldspan shall have the right, at their sole discretion, to elect to exercise the recoupment rights provided in this Section 4.4(b)(2) in lieu of accepting a cash indemnity payment from Delta for any Delta Greek Tax Amount; provided, that Worldspan gives written notice of such election to Delta within 10 business days of payment by Worldspan of any amount representing a Delta Greek Tax Amount; and provided, further, that nothing contained in this Section 4.4 will affect the rights of WTI and Worldspan to enforce the indemnification provisions of the Partnership Interest Purchase Agreement (if applicable) against Delta with respect to any payment or liability relating to the Greek Tax Indemnity Claim, any Delta Greek Tax Amount or any Greek Tax Final Determination which does not constitute a Recouped Amount.  As used herein, a “Greek Tax Final Determination” shall mean any final, nonappealable determination by the applicable governmental authority in the country of Greece with respect to an assessment against Worldspan or any of its direct or indirect subsidiaries or branches (including, without limitation, Worldspan Services Limited, the Greek branch of Worldspan Services Limited (“WSL”) or Worldspan Greece Global Travel Information Services Sole Partner E.P.E.) relating to Taxes and Liabilities during the period 1993-2003, provided, that the Amnesty Program Decisions (as defined below) shall constitute a Greek Tax Final Determination and provided, further, that any Taxes and Liabilities which are allocable to the period following June 30, 2003 shall not for purposes of this Second Amendment constitute part of the Greek Tax Final Determination; “Delta Greek Tax Amount” means 40% of the total amount paid by Worldspan to the applicable Greek governmental authorities pursuant to any Greek Tax Final Determination; “Delta Paid Amount” shall mean the aggregate total Delta Greek Tax Amount paid by Delta through the applicable date (whether in cash or by virtue of Recouped Amounts); and “Amnesty Program Decisions” shall mean any decision, determination or settlement proposed by the applicable Greek government authority pursuant to an amnesty and/or settlement program relating to Taxes and Liabilities payable by Worldspan or any of its direct or indirect subsidiaries and branches with respect to the period 1993-2003, including without limitation, (i) the Settlement Note issued by the government of Greece, Ministry of Economy and Finance, and accepted by Worldspan on or about December 20, 2004, for income taxes and VAT payable in the amount of €3,624,043 plus the CBR penalties relating thereto and (ii) the Settlement Note issued by the government of Greece, Ministry of Economy and Finance in December 2004 for Taxes and Liabilities payable by Worldspan Greece Global Travel Information Services Sole Partner E.P.E. in the amount of €824,948.86.  In the event that a Delta Continuing Payment becomes due and payable by Worldspan prior to the Final Amnesty Determination (as defined below) and the payment (whether in cash or by virtue of Recouped Amounts) in full by Delta of all Delta Greek Tax Amounts payable pursuant to all Amnesty Program Decisions, then solely for purposes of determining the amount of the Delta Continuing Payment, the Delta Indemnity Claim Amount relating to the Greek Tax Liability shall equal the amount by which $5,000,000 exceeds the Delta Paid Amount as of the applicable date (the “Estimated Delta Greek Tax Liability”).  In such an event as described in the previous sentence, upon the final determination of the matters described in the definition of Amnesty Program Decisions (the “Final Amnesty Determination”) (it being understood and agreed that the parties hereto intend that Final Amnesty Determination shall occur when the applicable Greek governmental authority issues a decision, determination or settlement with respect to all of the Taxes and Liabilities):  (i) in the event that the aggregate of all Delta Greek Tax Amounts with respect to such Amnesty Program Decisions is less than $5,000,000, then Worldspan and WTI shall jointly and severally reimburse Delta for the difference between the aggregate of such Delta Greek Tax Amounts and $5,000,000 as an additional portion of the Delta Continuing Payment within five business days after the occurrence of the Final Amnesty Determination and (ii) in the event that the aggregate of all Delta Greek Tax Amounts with respect to such Amnesty Program Decisions is more than $5,000,000, then Delta shall pay such difference to Worldspan as an indemnification payment pursuant to Section 10.3(k) of the Partnership Interest Purchase Agreement.

2.                                       Section 4.8 is hereby amended in its entirety to read as follows:

“4.8         Termination of FASA Credits.

(a)                                  Upon Delta’s receipt of the FASA Credit Termination Payment (as defined below) in full on or prior to the earlier of (x) December 31, 2005 or (y) the 30-Day

Expiration Date (as defined below), Section 4.4 hereof and the defined terms utilized therein if such defined terms are not utilized elsewhere in the Agreement shall have no further force and effect.

(b)                                 On or prior to December 31, 2005, Worldspan may, at its sole election, deliver a written notice (a “Prepayment Election Notice”) to Delta stating that Worldspan has elected to pay the FASA Credit Termination Payment (as defined below).  If a Prepayment Election Notice is delivered in accordance with the previous sentence, then Worldspan shall pay to Delta by wire transfer of immediately available funds an amount equal to the FASA Credit Termination Payment on the date specified in the Prepayment Election Notice, provided that such payment shall not be made later than the earlier of (x) December 31, 2005 or (y) 30 days after the date of the Prepayment Election Notice (the “30-Day Expiration Date”).

(c)                                  As used herein, the “FASA Credit Termination Payment” means:

(i)                                     $[**], in the event of a FASA Credit Termination Payment in January, 2005;

(ii)                                  $[**], in the event of a FASA Credit Termination Payment in February, 2005;

(iii)                               $[**], in the event of a FASA Credit Termination Payment in March, 2005;

(iv)                              $[**], in the event of a FASA Credit Termination Payment in April, 2005;

(v)                                 $[**], in the event of a FASA Credit Termination Payment in May, 2005;

(vi)                              $[**], in the event of a FASA Credit Termination Payment in June, 2005;

(vii)                           $[**], in the event of a FASA Credit Termination Payment in July, 2005;

(viii)                        $[**], in the event of a FASA Credit Termination Payment in August, 2005;

(ix)                                $[**], in the event of a FASA Credit Termination Payment in September, 2005;

(x)                                   $[**], in the event of a FASA Credit Termination Payment in October, 2005;

(xi)                                $[**], in the event of a FASA Credit Termination Payment in November, 2005;

[**] Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

(xii)                             $[**], in the event of a FASA Credit Termination Payment in December, 2005;

in each case of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi) or (xii), as reduced by:

(A) the amount of any Delta FASA Credits applicable under Schedule 4.4(a) hereto to any calendar month following the date of the FASA Credit Termination Payment and which have been included in invoices by Worldspan under Article 4 of the Agreement relating to periods prior to the date of the FASA Credit Termination Payment (“Prior Period FASA Credits”),

(B) the amount of any Recoupment Amounts which have not, prior to the date of the FASA Credit Termination Payment, been reflected in a Current Invoice,

(C) the amount of any Delta FASA Claim Amounts which have not, prior to the date of the FASA Credit Termination Payment, been reflected in a Current Invoice and have been deposited by Worldspan into the escrow agreement specified in Section 4.4(b)(3) of the Agreement as it was in effect prior to the date of this Second Amendment, and

(D) in the event of a FASA Credit Termination Payment prior to the Final Amnesty Determination and the payment (whether in cash or by virtue of Recouped Amounts) in full by Delta of all Delta Greek Tax Amounts, the amount of the Estimated Delta Greek Tax Liability.

(d)                                 Upon receipt of the FASA Credit Termination Payment, Delta shall no longer earn and shall no longer be entitled to any Delta FASA Credits earned under the Agreement other than Prior Period FASA Credits and Worldspan shall have no further rights or obligations under Section 4.4 of the Agreement, including with respect to any Delta FASA Credits, FASA Credit Excess Amounts, FASA Cash Payments or the Delta Continuing Payment.

(e)                                  Upon the occurrence of a Delta General Termination, Delta Bankruptcy FASA Rejection, or termination of this Agreement without cause by Delta in breach of Section 7.1(b) hereof, each prior to June 30, 2012, Delta shall pay to Worldspan on a monthly basis commencing at the effective time of such termination until and including June, 2012, an amount in cash equal to the amount listed in Column B as the applicable Delta FASA Credit for such month on Schedule 4.4(a) hereof.  Any payments due from Delta pursuant to this Section 4.8(e) shall be made by wire transfer of immediately available funds from Delta to Worldspan on the first business day of each calendar month following the month in which such termination occurs; provided, however, for the calendar month in which such

[**] Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

termination occurs, Delta shall pay to Worldspan a prorated amount of the Delta FASA Credit specified for such month in Column B on Schedule 4.4(a) hereto equal to the amount listed on such schedule for such month multiplied by a fraction, the numerator of which is the number of days remaining in such month following the date of termination and the denominator of which is the total number of days in such month.

(f)                                    In the event of a reduction to the FASA Credit Termination Payment pursuant to Section 4.8(c)(D), then upon the Final Amnesty Determination:  (i) in the event that the aggregate of all Delta Greek Tax Amounts with respect to such Amnesty Program Decisions is less than $[**], then Worldspan and WTI shall jointly and severally reimburse Delta for the amount equal to the amount by which $[**] exceeds the aggregate of such Delta Greek Tax Amounts as an additional portion of the FASA Credit Termination Payment within five business days after the Final Amnesty Determination and (ii) in the event that the aggregate of all Delta Greek Tax Amounts with respect to such Amnesty Program Decisions is more than $[**], then Delta shall pay such excess amount to Worldspan as an indemnification payment pursuant to Section 10.3(k) of the Partnership Interest Purchase Agreement.

3.                                       (a)                                  Worldspan and WTI each hereby covenants and agrees to comply with Section 9.15 of any Founder Airline Services Agreement between Worldspan and any other Founder Airline and Section 17 of any Worldspan/Northwest Indemnity Claim Escrow Agreement, or similar or substitute agreement (the “Non-Discrimination Provisions”) between Worldspan and/or WTI and any other Founder Airline as the Non-Discrimination Provisions may relate to the transactions contemplated by this Second Amendment and shall, jointly and severally, indemnify, defend and hold harmless Delta, its officers, directors and Affiliates (each, a “Delta Indemnitee”), from, and reimburse any Delta Indemnitee for any Loss (as defined in the Partnership Interest Purchase Agreement) arising out of, resulting from or in connection with any claim, action or suit (each, a “Claim”) brought by any Founder Airline or any of its Affiliates against any Delta Indemnitee with respect to the transactions contemplated by this Second Amendment to the extent resulting from acts or omissions by Worldspan or WTI; provided that the indemnification provided under this Section 3 shall not apply to any Claims or Loss to the extent arising out of, resulting from or in connection with any acts or omissions of any Delta Indemnitee (including with respect to any breach or default by any Delta Indemnitee of any contract, agreement or instrument applicable to such Delta Indemnitee) and shall not apply to any Claims or Loss relating in any way to the redemption of the notes pursuant to the Note Redemption Agreement, dated January 10, 2005, by and between WTI and Delta Air Lines, Inc.

[**] Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

(b)                                 As promptly as practicable, and in any event within 30 days, after any Delta Indemnitee shall receive any notice of, or otherwise become aware of, the commencement of any Claim or the assertion of any Claim, for which indemnification is provided for under this Section 3 (an “Indemnification Event”), such Delta Indemnitee shall give written notice (an “Indemnification Claim”) to the party from which such indemnification is (or, under such assumption, could be) sought (an “Indemnifying Party”) describing in reasonable detail the Indemnification Event and the basis on which indemnification is (or, under such assumption, could be) sought; but the failure of the Delta Indemnitee to give the Indemnification Claim within such time period shall not relieve the Indemnifying Party of any liability hereunder in respect of such Indemnification Event (or the facts or circumstances giving rise thereto) except to the extent that such Indemnifying Party is materially prejudiced or harmed as a consequence of such failure.  The Indemnifying Party shall (whether or not the Delta Indemnitee is entitled to claim indemnification under this Section 3) be entitled to, and the Delta Indemnitee shall provide the Indemnifying Party with the right to, participate in, and assume sole control over, the defense and settlement of such Claim (with counsel reasonably satisfactory to the Delta Indemnitee); provided, however, that (i) the Indemnifying Party or Indemnifying Parties shall (x) provide written notice to the Delta Indemnitee of its or their election to assume control of the defense of such Claim and (y) have expressly agreed in writing that, as between the Indemnifying Party and the Delta Indemnitee, the Indemnifying Party shall be solely obligated to satisfy and discharge such Claim, (ii) the Delta Indemnitee shall be entitled to participate in the defense of such Claim and to employ counsel at its own expense to assist in the handling of such Claim, provided that if there is an actual conflict of interest between the Indemnifying Party and the Delta Indemnitee, which in the reasonable opinion of counsel to the Delta Indemnitee would prevent one counsel from representing both the Indemnifying Party and the Delta Indemnitee in any matter, the Indemnifying Party shall be responsible for all such reasonable counsel expenses of the Delta Indemnitee, and (iii) the Indemnifying Party shall obtain the prior written approval of the Delta Indemnitee, which approval shall not be unreasonably withheld or delayed, before entering into any settlement of such Claim or ceasing to defend against such Claim if (x) as a result of such settlement or ceasing to defend, injunctive or other equitable relief would be imposed against the Delta Indemnitee or (y) in the case of a settlement, the Delta Indemnitee would not thereby receive from the claimant an unconditional release from all further liability in respect of such Claim.  After written notice by the Indemnifying Party or Indemnifying Parties to the Delta Indemnitee of its or their election to assume control of the defense of any such Claim, subject to the provisions of the following exceptions, the Indemnifying Party or Indemnifying Parties shall not be liable hereunder to indemnify any Person for any Legal Expenses (as defined below) subsequently incurred in connection therewith.  If the Indemnifying Party or Indemnifying Parties do not assume sole control over the defense or settlement of such Claim as provided in this Section 3 within a reasonable period of time, or, after assuming such control, fails to diligently defend against such Claim in good-faith (it being agreed that settlement of such Claim does not constitute such a failure to defend) the Delta Indemnitee shall have the right (as to itself) to defend and, upon obtaining the written consent of the Indemnifying Party if such Indemnifying Party is liable for the Losses with respect to such Claim, settle the claim in such manner as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Delta Indemnitee therefor in accordance with this Section 3.  Notwithstanding the foregoing provisions of this Section 3, the Delta Indemnitee shall have the right at all times to take over and assume the control (as to itself) of the defense or settlement of any Claim; provided, however, that in such event and if the Delta Indemnitee has not taken over control of such Claim under the previous sentence the Indemnifying Party or Indemnifying Parties shall cease to have any obligation under this Section 3 in respect of such Claim.  The Indemnifying Party shall not be liable under this Section 3 for any settlement or compromise effected without its consent.

(c)                                  The Delta Indemnitee and the Indemnifying Party shall each cooperate fully (and shall each cause its Affiliates to cooperate fully) with the other in the defense of any Claim pursuant to Section 3.  Without limiting the generality of the foregoing, each such Person shall furnish the other such Person (at the expense of the Indemnifying Party) with such documentary or other evidence as is then in its or any of its Affiliates’ possession as may reasonably be requested by the other Person for the purpose of defending against any such Claim.

(d)                                 As used herein, “Legal Expenses” means fees, costs and expenses of any kind incurred by any Delta Indemnitee and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

4.                                       Schedule 1.3 to the Agreement is hereby amended to add the following definitions:

“Initial Public Offering” means the initial underwritten sale of common equity interests of WTI, or any affiliate of WTI other than Worldspan (each, and WTI, a “WTI Entity”) to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, with gross proceeds to any one or more WTI Entity of $200,000,000 or more, if immediately thereafter any WTI Entity has publicly held common equity interests listed on a national securities exchange or NASD automated quotation system.”

“WTI” means Worldspan Technologies Inc. (formerly known as Travel Transaction Processing Corporation).

5.                                       Except as expressly provided in this Second Amendment, all of the terms and conditions of the Agreement remain in full force and effect and are fully binding upon and enforceable against the parties hereto.

6.                                       This Second Amendment may not be amended or modified except by a written agreement signed by Worldspan and Delta.

7.                                       This Second Amendment shall be governed by, and shall be enforced and construed in accordance with, the laws of the State of New York (other than its rules regarding conflicts of laws).

8.                                       This Second Amendment may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that such parties are not signatories to the same counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the day and year first written above.

WORLDSPAN, L.P.

/s/ JEFFREY C. SMITH
By: Jeffrey C. Smith
Title: General Counsel, Secretary & Senior Vice President Human Resources

DELTA AIR LINES, INC.

/s/ MICHAEL J. PALUMBO
By: Michael J. Palumbo
Title: Executive VP & CFO

WORLDSPAN
TECHNOLOGIES INC.

/s/ JEFFREY C. SMITH
By: Jeffrey C. Smith
Title: General Counsel, Secretary & Senior Vice President Human Resources